Exhibit 4.1

€600,000,000 ADDITIONAL FACILITY AQ ACCESSION AGREEMENT

To:	The Bank of Nova Scotia as Facility Agent (the Facility Agent) and The Bank of Nova Scotia as Security Agent (the Security Agent)

From:	UPCB Finance VII Limited (the Additional Facility AQ Lender)

Date:	21 June 2017
UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V.)— €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the “Credit Agreement”)

1.	In this Additional Facility AQ Accession Agreement (this “Agreement”):
“Facility AQ” means the €600,000,000 term loan facility made available under this Agreement.
“Facility AQ Advance” means the euro denominated advance made to UPC Financing by the Additional Facility AQ Lender under Facility AQ.
“Facility AQ Commitment” means, in relation to the Additional Facility AQ Lender, the amount in euros set opposite its name under the heading “Facility AQ Commitment” in Schedule 1 (Additional Facility AQ Lender and Commitments) to this Agreement, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
“Indenture” means the indenture, dated on or about the date of this Agreement, among, inter alios, the Additional Facility AQ Lender, as issuer, The Bank of New York Mellon, London Branch, as trustee and principal paying agent.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 1 August 2007 between, among others, Telenet NV as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 7 June 2013 between (among others) Virgin Media Investment Holdings Limited as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modification) and Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) to this Agreement; (viii) the facilities agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company; (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V., (x) the indenture dated 1 February 2017 in respect of the £675,000,000 5% senior secured notes due 2027 issued by Virgin Media Secured Finance PLC; (xi) the indenture described in the offering memorandum dated 7 June 2017 in respect of the €635,000,000 3⅞% senior notes due 2029 to be issued by UPC Holding B.V. and (xii) the credit agreement between (among others) Unitymedia Hessen GmbH & Co. KG as borrower and The Bank of Nova Scotia as facility agent in the form attached at Schedule 3 (Amended and Restated Facilities Agreement) to the additional facility accession agreement dated 8 June 2017 entered into between Unity Media Finance LLC and The Bank of Nova Scotia as facility agent (in each case as amended from time to time up to the date of this Agreement).

“Notes” means the €600,000,000 aggregate principal amount of 3.625% senior secured notes due 2029 and issued on or about the date of this Agreement by the Additional Facility AQ Lender pursuant to the Indenture.

“Trustee” has the meaning given to that term in the Indenture.

2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.3 (Additional Facilities) of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies UPC Broadband and the Additional Facility AQ Lender that it has received the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) to this Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional Facility AQ Lender (the “Effective Date”).

5.	The Additional Facility AQ Lender agrees:

(a)	to become a party to and to be bound by the terms of the Credit Agreement as a Lender in accordance with Clause 2.3 (Additional Facilities) of the Credit Agreement; and

(b)
to become a party to the Intercreditor Agreement as Lender and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of Lender in accordance with Clause 9.3 (Transfers by Lenders) of the Intercreditor Agreement.

6.
The Additional Facility Commitment in relation to the Additional Facility AQ Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility AQ Commitment.

7.	The Borrower in relation to Facility AQ is UPC Financing.

8.
(a)    Provided that any upsizing of Facility AQ permitted under this Clause 8 will not breach any term of the Credit Agreement, Facility AQ may be upsized by any amount, by the signing of one or more further Additional Facility AQ Accession Agreements, that specify (along with the other terms specified therein) UPC Financing as the sole Borrower, the Additional Facility AQ Lender as the sole Lender and which specify Facility AQ Commitments denominated in euro, to be drawn in euro, with the same Final Maturity Date and Margin as specified in this Agreement.

(b)	For the purposes of this Clause 8 (unless otherwise specified), references to Facility AQ Advances shall include Advances made under any such further Additional Facility AQ Accession Agreement.

(c)
Where any Facility AQ Advance has not already been consolidated with any other Facility AQ Advance, on the last day of any Interest Period for such Facility AQ Advance, that Facility AQ Advance will be consolidated with any other Facility AQ Advance which has an Interest Period ending on the same day as that Facility AQ Advance, and all such Facility AQ Advances will then be treated as one Advance.

9.
Facility AQ may be drawn by one Advance on the date of this Agreement and such date will constitute the Availability Period for Facility AQ. No more than one Request may be made in respect of Facility AQ under the Credit Agreement and such Request may only be in a principal amount of the Additional Facility Commitment in relation to Facility AQ as set out in Clause 6 above.

10.
The Facility AQ Advance will be used for general corporate purposes and working capital purposes, including the repayment or prepayment of existing indebtedness and the payment of any fees and expenses in connection with Facility AQ or other transactions related thereto.

11.	The Final Maturity Date in respect of Facility AQ is 15 June 2029. Any outstanding Advance under Facility AQ shall be repaid in full on the Final Maturity Date.

12.
The interest rate for Facility AQ will be a fixed rate of 3.625 per cent. per annum. This will be calculated in accordance with Clause 11.1 (Interest rate) of the Credit Agreement as being the sum of EURIBOR and the applicable Margin, where, in order to achieve the fixed rate referred to above, the applicable Margin will be, with respect to any Interest Period:

(a)	3.625 per cent. per annum, calculated on the basis of a 360-day year comprised of twelve 30-day months;
minus

(b)	the sum of EURIBOR for such Interest Period.

For the avoidance of doubt, for the purpose of this calculation, the applicable Margin may be a negative number. Further, the interest rate for Facility AQ will never exceed 3.625 per cent. per annum (save to the extent that Clause 11.8 (Default interest) of the Credit Agreement may apply).

13.
Pursuant to Clause 11.2 (Selection of Interest Periods) of the Credit Agreement, the Borrower hereby notifies the Facility Agent that while the Facility AQ Advance is outstanding it selects six months for all Interest Periods in relation to that Advance.

14.
Upon the delivery by the Facility Agent of a notice of cancellation of Facility AQ pursuant to Clause 10.4(c)(ii) (Change of Control) of the Credit Agreement following the occurrence of a Change of Control (as defined under Clause 10.4 (Change of Control) of the Credit Agreement), UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AQ Lender) in an amount equal to 1 per cent. of the principal amount of the outstanding Facility AQ Advance. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such mandatory prepayment.

15.
Subject to Clause 18 of this Agreement, at any time prior to 15 June 2022, upon the occurrence of any voluntary prepayment of the Facility AQ Advance by UPC Broadband pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement in an amount not to exceed 10% of the original principal amount of the Facility AQ Advance during each twelve-month period commencing on the date of this Agreement, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AQ Lender) in an amount (the “Prepayment Premium”) equal to 103% of the principal amount of the Facility AQ Advance being prepaid, plus accrued and unpaid interest then due on the amount of the Facility AQ Advance prepaid to the due date of prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such prepayment. Prior to 15 June 2022, to the extent that during any twelve-month period commencing on the date of this Agreement, the principal amount of the Facility AQ Advance prepaid in any one or more voluntary prepayments is greater than an amount equal to 10% of the original principal amount of the Facility AQ Advance (any such amount, the “Excess Early Redemption Proceeds”), UPC Broadband will apply the Excess Early Redemption Proceeds to a voluntary prepayment of the Facility AQ Advance as described in Clause 16 below.

16.
(a)    Subject to Clause 18 of this Agreement, at any time prior to 15 June 2022, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility AQ Advance by UPC Broadband pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement with any Excess Early Redemption Proceeds, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AQ Lender) in an amount equal to the Make-Whole Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant Cancellation Notice) as of the due date of such prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such prepayment.

For the purposes of this Clause 16:

“Make-Whole Amount” means, with respect to Facility AQ on any date on which all or any part of the outstanding Facility AQ Advance is to be prepaid pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement (to the extent of any Excess Early Redemption Proceeds), the excess of:

(i)
the present value at such prepayment date of (i) the total amount that would be payable to the Facility Agent (for the account of the Additional Facility AQ Lender) if all or such portion of the outstanding Facility AQ Advance were prepaid pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement on 15 June 2022 (including the outstanding principal amount of such Advance and the Additional Amount (as defined below) required under this Clause 16, but excluding accrued interest and any other amounts payable under the Credit Agreement in connection with such prepayment) plus (ii) all required remaining scheduled interest payments due in respect of all or such portion of the outstanding Facility AQ Advance through 15 June 2022 (excluding accrued but unpaid interest to the prepayment date), computed using a discount rate equal to the Bund Rate (as defined below) as of such prepayment date plus 50 basis points; over

(ii)	the principal amount of the outstanding Facility AQ Advance being prepaid.
“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)
“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such relevant date to 15 June 2022, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to 15 June 2022; provided, however, that, if the period from such relevant date to 15 June 2022, is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such relevant date to 15 June 2022, is less than one year, a fixed maturity of one year shall be used;

(2)	“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund

Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Additional Facility AQ Lender obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Additional Facility AQ Lender in good faith; and

(4)
“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Additional Facility AQ Lender of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Additional Facility AQ Lender by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day in Frankfurt preceding the relevant Cancellation Notice.

Such Payment of the Make-Whole Amount shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such prepayment.

(b)
Subject to Clause 18 of this Agreement, on or after 15 June 2022, upon the occurrence of a voluntary prepayment of all or any part of the outstanding Facility AQ Advance by UPC Broadband pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband shall pay to the Facility Agent (for the account of the Additional Facility AQ Lender) an amount (the “Additional Amount”) equal to the relevant percentage set out in the table below of the principal amount of the Facility AQ Advance being prepaid on the due date of such prepayment, if prepaid during the twelve month period beginning on 15 June 2022 of the years indicated below:

Year	Relevant Percentage
2022	101.813%
2023	100.906%
2024	100.453%
2025 and thereafter	100.000%
Such Payment of the Additional Amount shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such prepayment.

17.	Subject to Clause 18 of this Agreement, at any time prior to 15 June 2022, upon the occurrence of any voluntary prepayment of the Facility AQ Advance by UPC Broadband pursuant to Clause

10.3 (Voluntary prepayment) of the Credit Agreement with the Net Cash Proceeds of one or more Equity Offerings (the “Equity Offering Early Redemption Proceeds”) in an amount not to exceed 40% of the original principal amount of the Facility AQ Advance, UPC Broadband shall make a payment to the Facility Agent (for the account of the Additional Facility AQ Lender) in an amount (the “Equity Claw Prepayment Premium”) equal to 103.625% of the principal amount of the Facility AQ Advance being prepaid, plus accrued and unpaid interest then due on the amount of the Facility AQ Advance prepaid to the due date of prepayment. Such payment shall be due and payable by UPC Broadband to the Facility Agent (for the account of the Additional Facility AQ Lender) on the actual date of such prepayment.
For the purposes of this Clause 17:
“Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)
is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of UPC Broadband, UPC Financing or a Subsidiary of UPC Broadband); or

(c)
is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of the date (i) of the stated maturity of Facility AQ or (ii) on which there are no amounts outstanding under Facility AQ, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require UPC Broadband to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Credit Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that UPC Broadband may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by UPC Broadband with any provisions of the Credit Agreement.

“Equity Offering” means a sale of (1) Capital Stock of UPC Broadband or UPC Financing (other than Disqualified Stock), (2) Capital Stock the proceeds of which are contributed as equity share capital to UPC Broadband or UPC Financing or as Subordinated Shareholder Loans or (3) Subordinated Shareholder Loans.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans and other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

18.
Notwithstanding Clauses 15, 16 and 17 above, no Prepayment Premium, Make-Whole Amount or Additional Amount shall be payable in connection with a voluntary prepayment of the whole of the outstanding Facility AQ Advance by UPC Broadband pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement that is made following the completion of the UPC Exchange Transaction (as defined in the Indenture), provided that the Borrower has given notice of such prepayment not later than three Business Days prior to the completion of the UPC Exchange Transaction and such prepayment is made on the completion of the UPC Exchange Transaction.

19.
The Additional Facility AQ Lender acknowledges that the Borrower may discharge all or part of the Facility AQ Advance pursuant to Clause 10.3 (Voluntary prepayment) of the Credit Agreement in connection with the UPC Exchange Transaction by way of one or a combination of (1) a cash prepayment, (2) an issue of new notes or (3) the purchase of the existing Notes (in the case of (2) and (3), in accordance with the mechanisms, and on the terms, agreed between the Borrower and the Additional Facility AQ Lender at the relevant time and provided that the amount and date of such discharge is notified to the Facility Agent in writing by the Borrower and the Additional Facility AQ Lender on or before the date of such discharge). The parties to this Agreement acknowledge that this Agreement may require amendment (in accordance with the relevant provisions of the Credit Agreement) to facilitate the discharge of all or part of the Facility AQ Advance in connection with the UPC Exchange Transaction and agree to discuss and negotiate any such amendments in good faith at the relevant time.

20.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by UPC Broadband and UPC Financing under the Credit Agreement or any other Finance Document on or after the date of this Agreement, the Additional Facility AQ Lender hereby consents to any and all of the following:

(a)
any and all of the items set out in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications), Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications), Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) to this Agreement; and

(b)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made either to implement the changes envisaged in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications) and/or Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) to this

Agreement or to conform any Finance Document to Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications) and/or Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) to this Agreement; and/or

(c)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Finance Document to be made to conform any Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to the Liberty Global Reference Agreement referred to at paragraphs (iii), (v) and (xii) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications) and/or Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) to this Agreement and provided further that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (xi) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 6 (Additional Amendments, Waivers, Consents and Other Modifications) and/or Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) and/or Schedule 9 (Sixth Amendments, Waivers, Consents and Other Modifications) to this Agreement), and, in each case, any consequential amendments, waivers, consents or modifications), and this Agreement shall constitute the Additional Facility AQ Lender’s irrevocable and unconditional written consent in respect of such amendments, waivers, consents or other modifications to the Finance Documents for the purposes of Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause in any other Finance Document relating to amendments of that Finance Document without any further action required on the part of any Party or any party to the Intercreditor Agreement.

21.
The Additional Facility AQ Lender hereby acknowledges and agrees that the Facility Agent may, but shall not be required to, send to the Additional Facility AQ Lender any further formal amendment request in connection with all, or any of the proposed amendments set out under Clause 20 above and the Facility Agent shall be authorised to consent on behalf of the Additional Facility AQ Lender, as a Lender under one or more Additional Facilities, to any such proposed amendments set out under Clause 20 above (and the Facility Agent and the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Majority Lenders, or the relevant requisite Lenders, have consented to the relevant amendments and/or waivers or other modifications to the Finance Documents in accordance with Clause 28 (Amendments and Waivers) of the Credit Agreement and any clause relating to amendments in any other Finance Document.

22.
The Additional Facility AQ Lender hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
In the event that the Additional Facility AQ Lender is eligible or required to vote (or otherwise consent) with respect to any matter (other than the matters specified in Clause 20 above) arising from time to time under the Credit Agreement or this Agreement, the Facility Agent will apply the votes of the Additional Facility AQ Lender in accordance with a written direction to be provided by the Additional Facility AQ Lender or the Trustee (on behalf of the Additional Facility AQ Lender). The Additional Facility AQ Lender agrees that it will give any such direction in accordance with the provisions of Section 9.01 of the Indenture. For the avoidance of doubt, the Facility Agent may rely on any such directions received and shall have no duty to enquire or monitor as to whether such direction complies with Section 9.01 of the Indenture.

24.
The maintenance covenants at Clause 20.2 (Financial Ratio) of the Credit Agreement shall not be for the benefit of the Additional Facility AQ Lender and the Additional Facility AQ Lender acknowledges and agrees that it shall not form part of the “Composite Maintenance Covenant Instructing Group” in respect of its Facility AQ Commitment and Facility AQ shall not be a Maintenance Covenant Additional Facility.

25.
On the utilisation in respect of Facility AQ, each of UPC Broadband and UPC Financing confirms, on behalf of themselves and each other Obligor, that the representations and warranties set out in Clause 18 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 18.5 (Non-violation), 18.6 (Consents), 18.7 (No default), 18.9 (Financial condition), 18.10 (Environmental), 18.11 (Security Interests), 18.12(b) (Litigation and insolvency proceedings), 18.13 (Tax liabilities), 18.14 (Ownership of assets), 18.16 (ERISA), 18.17 (United States Regulations), 18.18 (Anti-Terrorism Laws) and 18.20 (UPC Financing)) are true and correct in all material respects as if made at the Effective Date in respect of the Facility AQ with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

26.	The Additional Facility AQ Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

27.
The Additional Facility AQ Lender agrees to waive the notice period in respect of delivery of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement in respect of Facility AQ. The Additional Facility AQ Lender, the Borrower and the Facility Agent acknowledge and agree that (a) the Facility AQ Advance shall be made by the Additional Facility AQ Lender directly to the Borrower to an account notified by the Borrower to the Additional Facility AQ Lender, rather than through the Facility Agent, and (b) in respect of any other payments of principal, interest or other amounts due under Facility AQ, (i) the Borrower shall make payments payable by it to the Additional Facility AQ Lender directly to the Additional Facility AQ Lender (or to such account as the Additional Facility AQ Lender may specify), and (ii) the Additional Facility AQ Lender shall make payments payable by it to the Borrower directly to the Borrower (or to such account as the Borrower may specify). The Additional Facility AQ Lender agrees that it shall promptly notify the Facility Agent if the Borrower fails to make any payment under sub-clause (b)(i) of this Clause 27 when due, and the Borrower agrees that it shall promptly notify the Facility Agent if the Additional Facility AQ Lender fails to make any payment under sub-clause (b)(ii) of this Clause 27 when due.

28.
UPC Broadband agrees that it will not request or require the transfer of all of the rights and obligations of the Additional Facility AQ Lender pursuant to any provision of the Credit Agreement following the effectiveness of any amendment or amendment and restatement of the Credit Agreement in accordance with Clauses 20 and 21 above.

29.
The Facility Office and address for notices of the Additional Facility AQ Lender for the purposes of Clause 36.2 (Addresses for notices) of the Credit Agreement will be that notified by the Additional Facility AQ Lender to the Facility Agent.

30.	The Facility Agent may provide copies of the Indenture, or disclose its contents, to any Finance Party upon request by that Finance Party.

31.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

33.
For purposes of any assignment, transfer or novation of rights and/or obligations (in whole or in part) by a Lender in respect of Facility AQ under Clause 29.3 (Transfers by Lenders) of the Credit Agreement, UPC Broadband hereby consents to any assignment, transfer or novation made by the Additional Facility AQ Lender (including any subsequent Lender under Facility AQ) following an Event of Default (as defined in the Indenture), provided that any such assignment, transfer or novation in part shall be in a minimum amount of €1,000,000. The Additional Facility AQ Lender may only deliver to the Facility Agent a completed assignment or transfer document or Novation Certificate (as applicable) if at that time it confirms to the Facility Agent in writing that such assignment, transfer or novation is not prohibited under the terms of any agreement that is binding on it or any of its assets.

SCHEDULE 1
ADDITIONAL FACILITY AQ LENDER AND COMMITMENT

Additional Facility AQ Lender	Facility AQ Commitment
UPCB Finance VII Limited	€600,000,000
Total	€600,000,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Constitutional Documents

(a)
A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.	Authorisations

(a)
A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)
approving the terms of and the transactions contemplated by this Agreement and (in the case of each of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement) resolving that it execute the confirmation described at paragraph 4 below; and

(ii)
(in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Intercreditor Agreement)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4 below.

(b)
A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4 below (as appropriate).

(c)
A certificate of an authorised signatory of UPC Broadband, each Guarantor and each Charging Entity certifying that each copy document specified in this Schedule and supplied by UPC Broadband, each Guarantor and each Charging Entity is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.	Other documents
Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 17 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Intercreditor Agreement) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility AQ and that such obligations shall be owed to each Finance Party including the Additional Facility AQ Lender.

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SCHEDULE 4
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SCHEDULE 6
ADDITIONAL AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 6 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Transfers: amend Clause 29.3 (Transfers by Lenders) of the Credit Agreement to provide that the consent of UPC Broadband or a Borrower is not required for any assignment, transfer or novation by a Lender if an Event of Default is outstanding pursuant to any of Clauses 21.2 (Non-payment), 21.6 (Insolvency), 21.7 (Insolvency proceedings), 21.9 (Creditors’ process) or 21.10 (Similar proceedings) only (rather than if any Event of Default is outstanding).

2.
New RCF Maintenance Covenant: amend the Credit Agreement to provide that: amendments and waivers of Clauses 20.2 (Financial Ratio) to 20.4 (Cure provisions) and Clause 21.18 (Acceleration Following Financial Ratio Breach) shall only be made with the consent of UPC Broadband and the Composite Revolving Facility Instructing Group and shall not require the consent of any other Finance Party.

SCHEDULE 7
FOURTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 7 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Financing Action: amend the Credit Agreement to:

(a)
provide that any Financial Indebtedness incurred pursuant to a Permitted Financing Action is “Permitted Financial Indebtedness”; any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Permitted Financing Action is a “Permitted Payment”; and

(b)	add a definition of “Permitted Financing Action” to the Credit Agreement as follows:
“Permitted Financing Action” means, to the extent that any incurrence of Financial Indebtedness is permitted under Clause 19.13 (Restrictions on Financial Indebtedness) of the Credit Agreement, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Financial Indebtedness in relation to the incurrence of that Financial Indebtedness.

2.
EBITDA: amend the definition of EBITDA under the Credit Agreement to provide that the amount of fees and related expenses in relation to any Intra-Group Services paid in a relevant Ratio Period to any Restricted Person can be added (at UPC Broadband’s option) to the operating income of the Borrower Group for that Ratio Period.

3.	Intra-Group Services: amend the definition of Intra-Group Services under the Credit Agreement to add the following language after the first proviso in parenthesis:

4.
“(or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, UPC Broadband or any Permitted Affiliate Parent has conclusively determined in good faith to be fair to that member of the Borrower Group)”.

5.	Management Fees/Parent:

(a)	delete the definition of Management Fees under the Credit Agreement and replace it with a definition as follows:
“Management Fees” means any management, consultancy, stewardship or other similar fees payable by any member of the Borrower Group to any Restricted Person, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to any member of the Borrower Group.

(b)	add a definition of “Parent” to the Credit Agreement as follows:

“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which UPC Broadband or any Permitted Affiliate Parent is a Subsidiary (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

6.
Post-Closing Reorganisation: amend the Credit Agreement to provide that (a) any Financial Indebtedness with Affiliates reasonably required to effect or consummate any Post-Closing Reorganisation is “Permitted Financial Indebtedness”, (b) any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Post-Closing Reorganisation is a “Permitted Payment” and (c) the definition of Holding Company Expenses shall include any fees and expenses payable by any Parent in connection with a Post-Closing Reorganisation, provided that “Parent” shall have the meaning given to it in paragraph 5(b) above.

7.	Permitted Payments: amend the definition of Permitted Payment to include the following limbs in addition to the existing “Permitted Payments”:

(a)
payments under commercial contracts entered into in the ordinary course of business between a member of the Borrower Group and a Restricted Person provided that such contracts are on arm’s-length terms or on a basis that senior management of that member of the Borrower Group reasonably believes allocates costs fairly;

(b)
any distributions (including by way of dividend) to a Parent consisting of cash, any equity interests, property or other assets of any member of the Borrower Group that is, in each case held by that member of the Borrower Group for the sole purpose of transferring such cash, equity interest, property or other assets to another member of the Borrower Group; and

(c)
payments to finance investments or other acquisitions by any Parent or any Affiliate of a Parent (other than a member of the Borrower Group ) which would otherwise be permitted to be made under Clause 19.12 (Acquisitions and mergers) or Clause 19.15 (Loans and guarantees) of the Credit Agreement if made by a member of the Borrower Group provided that: (i) such payments shall be made within 120 days of the closing of such investment or other acquisition, (ii) such Parent or Affiliate of a Parent shall prior to or promptly following the date of such payment, cause (A) all property acquired (whether assets or equity interests) to be contributed to a member of the Borrower Group or (B) the merger, amalgamation, consolidation or sale of the person formed or acquired into a member of the Borrower Group in a manner not prohibited by the Credit Agreement in order to consummate such investment or acquisition and (iii) such Parent or Affiliate of a Parent receives no consideration or other payment in connection with such transaction other than if such consideration or other payment from a member of the Borrower Group is otherwise a Permitted Payment.

8.	Permitted Financial Indebtedness:

(a)	amend the definition of Permitted Financial Indebtedness under the Credit Agreement to include, in addition to the existing “Permitted Financial Indebtedness” limbs,

Financial Indebtedness incurred under borrowing facilities provided by a special purpose vehicle note issuer to a member of the Borrower Group in connection with the issuance of notes intended to be supported primarily by the payment obligations of any member of the Borrower Group in connection with any vendor financing platform otherwise permitted under the Credit Agreement; and

(b)
amend sub-paragraph (b)(xxii) of Clause 19.13 (Restrictions on Financial Indebtedness) such that any Financial Indebtedness incurred thereunder shall not be subject to a proviso that it is subject to the terms of the Intercreditor Agreement.

9.
Permitted Disposal: amend the definition of Permitted Disposal under the Credit Agreement to include in addition to the existing “Permitted Disposals” a disposal by any member of the Borrower Group of all or any of the Towers Assets and add a definition of “Towers Assets” to the Credit Agreement as follows:

“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in UPC Broadband or any other member of the Borrower Group and include, without limitation, any and all towers under constructions;

(b)
all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites referred to in paragraph (a) above have been constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above.

10.
Change in Accounting Principles: amend paragraph (c)(i) of Clause 19.4 (Change in Accounting Practices) of the Credit Agreement to provide that at the time of the notice from UPC Broadband to the Facility Agent that there have been one or more changes in any accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from UPC Broadband’s decision at any time to adopt

GAAP or IFRS), UPC Broadband shall provide either (i) a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 20.2 (Financial Ratio) or (ii) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause it to reflect the accounting policies, practices or procedures prior to such change and sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and by the financial information required to be delivered under Clause 19.2 (Financial information) and to further provide that following the delivery of such notice, the Majority Lenders shall have the right to request, and following any such request UPC Broadband shall use commercially reasonable efforts to provide, the statement contemplated by sub-paragraph (i) above or the description contemplated by paragraph (ii) above, as applicable, relating to the financial information required to be delivered under Clause 19.2 (Financial information) for the most recently completed quarter.

11.	Relationship with Lenders: Amend Clause 29.10 (Register) of the Credit Agreement to provide that the Register shall be maintained on behalf of all of the Parties to the Credit Agreement.

12.
Repeating Representations: in Clause 18.23 (Times for making representations and warranties) of the Credit Agreement (i) exclude the representations and warranties at Clauses 18.12(a) (Litigation and insolvency proceedings), 18.15 (Intellectual Property Rights), 18.21 (Investment Company Act) and 18.22 (Sanctions) such that they are not deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Interest Period and on each Utilisation Date with reference to the facts and circumstances then existing; and (ii) delete the words “the first day of each Interest Period and”.

13.	Undertakings: amend the Credit Agreement in order that the undertakings set out at Clause 19.24 (Financial year end) are deleted.

14.
Second lien ranking debt: amend the Credit Agreement to provide that UPC Broadband may incur and secure Financial Indebtedness on a second lien ranking basis save that such Financial Indebtedness can be contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband, the intercreditor that relates to the Liberty Global Reference Agreement referenced under paragraph (iv) of that definition or the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Financial Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case).

15.
EBITDA: amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

16.
Senior Secured Notes: amend the definition of Senior Secured Notes to delete paragraphs (a)(iii) and (a)(iv) and to add the following language at the end of paragraph (a)(i) “or where the incurrence of any Financial Indebtedness under such notes would otherwise be Permitted Financial Indebtedness (other than to the extent that such Financial Indebtedness is incurred by way of Senior Secured Notes pursuant to sub-paragraph (xxiii) of the definition of Permitted Financial Indebtedness)”.

17.
Permitted Security Interests: amend the definition of Permitted Security Interest to add at the end of paragraph (t)(i):  “or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof”.

18.
Permitted Second Lien Security Interests: amend the limb of the definition of the Permitted Security Interest definition to provide that Financial Indebtedness may also be secured on a second lien ranking basis if it is Permitted Financial Indebtedness under paragraphs (ii) (as it relates to guarantees permitted under Clause 19.15(h) in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur EUR 1 of debt under paragraph (xxii) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxii), (xxiii) and (xxiv) of the definition of Permitted Financial Indebtedness and guarantees thereof or any Financial Indebtedness the proceeds of which are used to refinance any Financial Indebtedness secured on a second lien ranking basis by assets subject to the Security.

19.	Senior Unsecured Notes: amend the definition of Senior Unsecured Notes to delete paragraphs (a)(iii) and (a)(iv).

SCHEDULE 8
FIFTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 8 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.
Permitted Financial Indebtedness – Production Facilities: amend the definition of Permitted Financial Indebtedness to include Financial Indebtedness arising under (a) arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this sub-paragraph (b) does not exceed the greater of (i) €250 million and (ii) 3.0% of Total Assets at any time outstanding.

“Production Facilities” means any bilateral facilities provided by a lender to any member of the Borrower Group to finance a production.

2.
Accession Documents: amend Part 2 of Schedule 2 (Conditions Precedent Documents) and Clause 29.8(a)(v) (Additional Obligors) of the Credit Agreement in order that any member of the Borrower Group or any Permitted Affiliate Parent (as applicable) may accede to the Credit Agreement as an Additional Borrower or an Additional Guarantor under Clause 29.8 (Additional Obligors) without having to enter into Security Documents as required by the Facility Agent as a condition to such accession provided, for the avoidance of doubt, that such Security Documents will be entered into by the relevant acceding party within any original applicable grace period for such accession.

3.	Permitted Security Interests:

(a)	amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests (1) over the segregated trust accounts set up to fund productions, (2) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (3) over assets relating to specific productions funded by Production Facilities; and

(ii)
Security Interests arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution.

(b)	delete paragraph (i) of the definition of “Permitted Security Interest” and replace it with the following:

“(i)
over or affecting any asset of any company which becomes a member of the Borrower Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Borrower Group (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

(c)	delete paragraph (m) of the definition of “Permitted Security Interests” and replace it with the following:

“(m)
any Security Interest over or affecting any asset acquired by a member of the Borrower Group after the date of this Agreement (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the

Borrower Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

4.
Holding Company Expenses: amend the definition of Holding Company Expenses under the Credit Agreement in order that this definition includes equivalent expenses incurred by a Subsidiary of a Parent to those expenses incurred by the Parent and set out at (a), (b) and (c) of that definition and to provide that general corporate overhead expenses including professional fees and expenses and other operational expenses related to the “stewardship” of any member of the Borrower Group including any “treasury transactions” are included within the definition of Holding Company Expenses.

5.	Permitted Credit Facility: amend the definition of Permitted Credit Facility under the Credit Agreement such that it also includes notes, bonds and debentures.

6.	Negative Pledge:

(a)	delete clause 19.8(a) in its entirety and replace it as follows:

“(a)
Each Obligor (other than UPC Broadband Holdco, any Permitted Affiliate Holdco and any Subsidiary of UPC Broadband Holdco or any Permitted Affiliate Holdco which is permitted to issue, and has issued, Holdco Debt) will not permit any Security Interest by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Borrower Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause 19.8(d) as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 19.8(a)(ii) securing of the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

7.
Senior Debt and Total Debt: amend the definitions of Senior Debt and Total Debt to exclude any Financial Indebtedness incurred under the Production Facilities to the extent that it is limited recourse to the assets funded by such facilities.

8.
Annualised EBITDA: amend the definition of Annualised EBITDA in Clause 20.1 (Financial definitions) of the Credit Agreement to provide that, at the option of UPC Broadband, Annualised EBITDA may be determined for any person or the Borrower Group (as applicable) based on the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or the financial statements of the Reporting Entity most recently made available under Clause 19.2(a) of the Credit Agreement.

9.
Solvent Liquidation: Amend Clause 28.4 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 19.30 (Internal Reorganisations).

10.	Financial Statements:

(a)
Amend the representation in sub-paragraph (b) of Clause 18.8 (Accounts) of the Credit Agreement to delete the parenthetical “(except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries)”;

(b)	Delete the definition of “Borrower Group Reconciliation” and replace it with the following:
“Borrower Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 19.2 (Financial Information), demonstrating the necessary adjustments that would need to be made to the financial statements of the Reporting Entity to derive financial information applicable to the Borrower Group prepared in accordance with the Relevant Accounting Principles.”; and

(c)	Delete paragraph (a)(vi) and paragraph (b)(i) of Clause 19.2 (Financial Information) and include a new paragraph (d) as follows:
“To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Borrower Group (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and any member of the Borrower Group), the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Borrower Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Borrower Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or UPC Broadband’s website, such Borrower Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders)”.

11.	Subordinated Obligations:

(a)	Amend paragraph (xxiv) of the definition of Permitted Financial Indebtedness such that it is a basket for the incurrence of Financial Indebtedness that constitutes Subordinated

Obligations (as defined below) provided that (i) (other than in the case of a refinancing of other Subordinated Obligations in the same or a lesser principal amount) on the date of such incurrence and after giving effect thereto on a pro forma basis the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 and (ii) such Financial Indebtedness is (x) unsecured or (y) secured on a junior ranking basis to the liabilities under the Facilities Agreement and, in each case which constitutes Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or is contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of UPC Broadband:

(A)
the intercreditor agreement most recently entered into by an Affiliate of UPC Broadband prior to the incurrence of such Indebtedness which provides for second lien financing (as amended from time to time) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(B)
an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) with such adjustments and amendments as agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case);

(C)
without prejudice to the rights of the Facility Agent to seek instructions from the Lenders, any other form of intercreditor agreement agreed between UPC Broadband, the Security Agent and the Facility Agent (acting reasonably in each case) that does not adversely affect the rights of the Lenders in any material respect in each case, and, in each case, the Security Agent and the Facility Agent shall be authorized to enter into such intercreditor agreement without the consent of the Lenders.

(b)
Amend paragraph (bb) of the definition of Permitted Security Interest such that it is a basket for Security Interests to secure any Financial Indebtedness incurred under paragraph (xxiv) of the definition of Permitted Financial Indebtedness as referred to in paragraph (a) above and any guarantees thereof, provided that (i) such Security Interest ranks junior to the Security Interests securing the liabilities under the Credit Agreement and related guarantees, as applicable, and (ii) such Financial Indebtedness and any guarantees thereof constitute Second Lien Liabilities (under and as defined in the Intercreditor Agreement) or are contractually subordinated to the rights of the Lenders, on the terms of an intercreditor agreement as referred to in paragraph (a) above).

(c)	Amend the Credit Agreement to add a new definition of Subordinated Obligations as follows:
“Subordinated Obligation” means any Financial Indebtedness that is expressly subordinate or junior in right of payment to the liabilities under this Agreement pursuant to a written agreement.

(d)
Amend the definition of Senior Debt to also exclude Subordinated Obligations (to the extent such Subordinated Obligations constitute Permitted Financial Indebtedness and other than for the purposes of the calculation of Total Debt).

(e)
Amend Clause 2.3(g)(i) (Additional Facilities) of the Credit Agreement to include an additional requirement that Total Net Debt to Annualised EBITDA is equal to or less than 5.50:1 and to amend the proviso to paragraph (g) to provide that amounts incurred pursuant to sub-paragraph (iii) of that clause substantially concurrently with amounts incurred pursuant to sub-paragraph (i) of that clause will not count as Financial Indebtedness for the purposes of calculating Senior Net Debt and Total Net Debt.

12.
Non-Consenting Lenders: Remove the timing window of 90 days during which UPC Broadband may exercise its rights as set out in Clause 28.9(b) (Replacement of Lenders) such that UPC Broadband may exercise such rights at any time.

13.	Permitted Acquisitions

(a)	Amend limb (o) of the definition of “Permitted Acquisition” to include a 5% Total Assets grower and to be an annual basket;

(b)	Amend the definition of Permitted Acquisition to include in addition to the existing “Permitted Acquisitions”:

(i)
any purchase or acquisition of further share capital in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (A) and (B) of paragraph (b)(ii) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital in such person at any time; and

(ii)
any acquisition of tax losses pursuant to the Permitted Payment baskets contemplated by sub-paragraph (xxvii) of the definition of Permitted Payment or by paragraph 14(a) below of this Schedule 8 (Fifth amendments, waivers, consents and other modifications).

14.	Permitted Payments: amend the definition of Permitted Payment to include in addition to the existing “Permitted Payments”:

(a)
“payments in relation to any tax losses received by any member of the Borrower Group from any member of the Wider Group that is not a member of the Borrower Group provided that such payments shall only be made in relation to such tax losses in an amount equal to, in any financial year, the greater of €200 million and 2% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year); and

(b)
any payment made in connection with any start-up financing or seed funding provided that any such payments shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

15.	Permitted Disposals:

(a)	amend limb (xii)(B) of the definition of Permitted Disposal to remove the requirement that the surrendering company receives fair market value for tax losses disposed to any member of the Wider Group;

(b)	amend limb (xxi) of the definition of Permitted Disposal to remove the proviso that replacement assets be secured; and

(c)
amend the definition of “Permitted Disposal” to include any disposal made in connection with any start-up financing or seed funding provided that any such disposals shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

16.	Permitted Loans: amend clause 19.15 (Loans and guarantees) of the Credit Agreement to include loans made in connection with any start-up financing or seed funding provided that any such loans shall not exceed an aggregate value equal to the greater of (i) €25,000,000 and (ii) 1.00% of Total Assets.

17.
“EBITDA”: Amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at UPC Broadband’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition.

18.
“New Group”: amend the Finance Documents to include an ability to redefine the Borrower Group to include a Holding Company of UPC Broadband and that Holding Company’s Subsidiaries (other than the excluded subsidiaries) instead of UPC Broadband and its Subsidiaries (other than the excluded subsidiaries), provided that the manner in which any such redefinition of the Bank Group is effected is not materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably).

SCHEDULE 9
SIXTH AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 9 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
In this Schedule, references to “recent Liberty precedent” shall be construed to mean any Liberty Global Reference Agreement.

1.	Permitted Acquisition: add a new limb to the definition of Permitted Acquisition to allow:

(a)
the acquisition of shares or other interests representing a nominal or non-substantial part of the share capital of a company or other entity which is not a member of the Borrower Group, provided that such company or other entity is a Subsidiary of UPC Broadband Holdco.

(b)
the acquisition of shares or other interests in any company or other entity pursuant to a merger, demerger, partial demerger, contribution, spin off, distribution or similar transaction, provided that such transaction is permitted under the Finance Documents.

2.	Permitted Disposal: add a new limb to the definition of Permitted Disposal for:

(a)	the disposal of any entity, where the only material assets of such entity are assets that could themselves have been the subject of a Permitted Disposal; and

(b)	the disposal of any nominal or non-substantial shareholding as contemplated by the first Permitted Acquisition limb below.

(c)	Delete the existing Clause 19.11(b)(xxiv) (Disposals) and replace it with the following:
“disposals of assets where the aggregate fair market value does not exceed the greater of €200,000,000 and 3% of Total Assets in any financial year ((with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €200,000,000 and 3% of Total Assets of carried over amounts for any calendar year));”.

(d)
Amend the Permitted Disposal referred to at paragraph 15(c) of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

3.	Permitted Financial Indebtedness:

(a)	Amend the definition of “Permitted Financial Indebtedness” to include a new limb for borrowings, loans or deferred consideration made available by a vendor in connection with a Permitted Acquisition.

(b)	Amend Clause 19.13(b)(xxvii)(A) (Restrictions on Financial Indebtedness) to delete “€250,000,000” and to replace it with “€300,000,000”.

4.	Springing financial covenant:

(a)	Amend the covenant set out in Clause 20.2 (Financial Ratio) so that is reads as follows:

“(a)
Subject to Clause 21.5 (Cross default), in the event that on the last day of a Ratio Period the aggregate of the Outstandings under any Revolving Facility (other than Documentary Credits that are cash collateralised or undrawn) and any net indebtedness under each Ancillary Facility exceeds an amount equal to 33 ⅓ per cent. of the aggregate of the Revolving Facility Commitments and each Ancillary Facility Commitment, UPC Broadband shall procure that the ratio of Senior Net Debt to Annualised EBITDA on that day shall not exceed 4.75:1 unless otherwise agreed in writing by the Composite Revolving Facility Instructing Group and UPC Broadband.

(b)
If the financial covenant set out in paragraph (a) has been breached for a Ratio Period (the “First Measurement Period”) but is complied with when tested for the next Ratio Period (the “Second Measurement Period”), then, the prior breach of such financial covenant or any Event of Default arising therefrom shall not (or shall be deemed to not) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default unless the Facility Agent has taken any action under Clause 21.20 (Maintenance Covenant Revolving Facility Acceleration) before the delivery of the certificate referred to at Clause 19.2(a)(iii)(B) (Financial information) in respect of the Second Measurement Period (a “Second Test Period Deemed Cured”); provided that, if the financial covenant set out in paragraph (a) above is not required to be tested for the Second Measurement Period, it shall be so tested solely for the purpose of determining whether a Second Test Period Deemed Cure has occurred.”

5.	Obligors agent: amend Clause 2.7 (UPC Broadband as Obligors’ agent) to add a new paragraph (c) as follows:
“If (notwithstanding the fact that the guarantees granted under this Agreement are and the Security is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) amendment, variation, increase, extension or addition of or to any of the Finance Documents and/or any Facility or amount made available under any of the Finance Documents, each Obligor (other than UPC Broadband) expressly confirms that UPC Broadband as Obligors' agent is authorised to confirm such guarantee and/or Security on behalf of such Obligor.”

6.	Construction:

(a)
Amend Clause 1.2(a)(xiv) (Construction) to add the following additional limbs as alternatives for a Borrower “repaying” or “prepaying” a Documentary Credit or a letter of credit, bank guarantee, indemnity, performance bond or other documentary credit under an Ancillary Facility (each, a “Relevant Documentary Credit”):

(i)
in the case of a Documentary Credit, a Borrower has made a payment under paragraph (b) of Clause 6.6 (Claims Under a Documentary Credit) in respect of that Documentary Credit or a Borrower has made a reimbursement in respect of that Documentary Credit under Clause 6.7 (Documentary Credit Indemnities) (but in each case only to the extent of such payment or reimbursement);

(ii)	the Relevant Documentary Credit (as the case may be) expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(iii)
a bank or financial institution having a long term credit rating from any of Moody’s, Standard & Poor’s or Fitch at least equal to Baa3/BBB- (as applicable or its equivalent or such other rating as the Agent and the applicable L/C Bank or Ancillary Facility Lender (as the case may be) may agree), or by any other institution satisfactory to the applicable L/C Bank or Ancillary Facility Lender (as the case may be) (acting reasonably), having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Relevant Documentary Credit.

(b)	Add a new limb to Clause 1.2(h) (Construction) as follows:
“The knowledge or awareness or belief of any member of the Borrower Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Borrower Group at the relevant time.”

(c)	Add a new limb to Clause 1.2(i) (Construction) as follows:
“Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Facility Agent and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Finance Document that any payment be made “in US Dollars” (or any other relevant currency), “in immediately available funds”, “in cash” or any other similar requirements.”

7.	Amendments and waivers: amend Clause 28.2 (Exceptions) to include the following as a new Clause:
“Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the UPC Broadband.”

8.
Interest Period: amend Clause 11.2(b) (Selection of Interest Periods) to provide that the applicable Interest Period for the first Advance under any Term Facility may be any other period of six months or less as agreed to by the Borrower and the Facility Agent.

9.	Business Division Transaction: Supplement the definition of “Business Division Transaction” so that it also includes any partial demerger.

10.	Tower Assets

(a)	Add a new definition to the Credit Agreement as follows:
“Tower Company” means “a company or other entity whose principal activity relates to Towers Assets and substantially all of whose assets are Towers Assets”.

(b)	Replace the definition of “Towers Assets” referred to in Paragraph 9 of Schedule 7 (Fourth Amendments, Waivers, Consents and Other Modifications) with the following:
“Towers Assets” means:

(a)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in UPC Broadband or any other member of the Borrower Group (whether pursuant to title, rights in rem, leases, rights of use, site sharing rights, concession rights or otherwise) and include, without limitation, any and all towers and tower sites under construction;

(b)
all rights (including, without limitation, rights in rem, leases, rights of use, site sharing rights and concession rights), title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land or property on which such towers and tower sites referred to in paragraph (a) above have been or will be constructed or erected or installed;

(c)	all current assets relating to the towers or tower sites and their operation referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(d)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works;

(e)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above; and

(f)	shares or other interests in Tower Companies.

11.	Borrower Group Excluded Subsidiary: Supplement the definition of “Borrower Group Excluded Subsidiary” so that it also includes any entity which is a Subsidiary of a Borrower Group Excluded Subsidiary.

12.	Permitted Payments:
Amend Clause 19.14 (Restricted Payments) (i) to delete the reference to “€250,000,000” and replace it with “€300,000,000” and (ii) in order that the following words are added to Clause [19.14(c)(xxiv)]: “with any unused amounts in any financial year being carried over to the next succeeding financial year subject to a maximum of the greater of €300,000,000 and 5% of Total Assets of carried over amounts for any financial year and with any such carried over amounts being used first in the next succeeding financial year.”

(a)
Amend the Permitted Payment referred to at paragraph 14(b) of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

13.	Spin-Off: delete the existing definition of Spin-Off at Clause 10.4(b)(x) (Change of Control) and replace it with the following:
“Spin Off” means a transaction by which all outstanding ordinary and/or equity shares of UPC Broadband and any Permitted Affiliate Parent or a Holding Company of UPC Broadband or such Permitted Affiliate Parent directly or indirectly owned by the Ultimate Parent are distributed to (i) all of the Ultimate Parent’s shareholders, or (ii) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the UPC Broadband’s and any Permitted Affiliate Parent’s shares or such Holding Company shares.

14.	Borrower: delete the existing definition of Borrower and replace it with the following:
“Borrower” means the Original Borrower and any Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29.2 (Transfers by Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Ancillary Facility Lender pursuant to Clause 7.7 (Affiliates of Borrowers).

15.	Transfers by Obligors: include the following as a new carve out to Clause 29.2(a) (Transfers by Obligors):
“provided that a Borrower (a “Novating Borrower”) may assign or transfer any of its rights, benefits and obligations under this Agreement to another Borrower incorporated in the same jurisdiction as that Novating Borrower and which is a directly or indirectly wholly owned Subsidiary of (i) UPC Broadband or (ii) a Permitted Affiliate Parent (as applicable) if UPC Broadband delivers to the Facility Agent:

(a)
a solvency opinion, in form and substance reasonably satisfactory to the Facility Agent, from an independent financial advisor confirming the solvency of the Borrower Group, taken as a whole, after giving effect to any transactions related to such assignment or transfer; and

(b)
legal opinions, in form and substance reasonably satisfactory to the Facility Agent, confirming that, after giving effect to any transactions related to such assignment or transfer, the Security created by the Security Documents as amended, extended, renewed, restated, supplemented, modified or replaced represents valid and perfected Security not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Security were not otherwise subject to immediately prior to such assignment or transfer.”

16.	Sub-participations:

(a)	Include a new definition of Sub-participation as follows:
“Sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty and “sub-participate” shall be construed accordingly.

(b)
Amend Clause 29.3 (Transfers by Lenders) in order that this clause includes a restriction on sub-participations of rights and obligations and is subject to the same consent regime as for assignments and transfers in accordance with recent Liberty precedent.

(c)	Add a new clause as follows:
“[29.4]     Sub-participation
Notwithstanding anything to the contrary in Clause 29.4 (Transfers by Lenders) there shall be no restrictions on sub-participations provided that:

(a)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under the Finance Documents for any such obligation;

(b)
such Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(i)     the proposed sub-participant is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 29 and,

(ii)
prior to entering into the relevant agreement or arrangement, the relevant Lender provides UPC Broadband with full details of that proposed sub-participant and any voting, consultation or other rights to be granted to the sub-participant;

(c)    the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor);

(d)     the proposed sub-participant will have no proprietary interest in the benefit of this Agreement or any of the Finance Documents or in any monies received by the relevant Lender under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement); and

(e)
the proposed sub-participant will under no circumstances: (i) be subrogated to, or be substituted in respect of, the relevant Lender’s claims under this Agreement or any of the Finance Documents; or (ii) otherwise have any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement or any of the Finance Documents (in its capacity as sub-participant under that arrangement).”

(d)	Include the additional provision as follows:
“Clause [29.5] Sub-participant Register

“(a)
In the case of a sub-participation (or any other agreement or arrangement having an economic effect substantially similar to a sub-participation) (in each case, other than any non-voting derivatives (which are not participations) which would otherwise be caught by the definition of “sub-participation”), the person granting the sub-participation (or similar right) shall, acting solely for these purposes as non-fiduciary agent for the Borrower, maintain a register (a “Sub-Participant Register”) on which it enters the name and address of each sub-participant (or person holding the similar right) and the Commitment and obligations (including principal and stated interest) in which each sub-participant (or other person) has an interest or obligation.

(b)
Notwithstanding anything to the contrary hereunder, including without limitation Clause 27 (Evidence and Calculations), the entries in the Sub- Participant Register shall be conclusive absent manifest error, and such person maintaining the Sub-Participant Register shall treat each person whose name is recorded in the Sub-Participant Register as the owner of such sub-participation (or similar right) for all purposes of a Finance Document notwithstanding any notice to the contrary.

(c)
Without prejudice to the other provisions of this Clause 29, no Lender shall have any obligation to disclose all or any portion of the Sub-Participant Register to any person (including the identity of any sub-participant or any information relating to a sub-participant’s interest in any Loans, Commitments or other obligations under any Finance Documents) except to the extent that such disclosure to a tax authority is necessary to establish that such Loan, Commitment or other obligation is in registered form under Section 5f.103-1

(c) of the United States Treasury Regulations or is otherwise required thereunder.”

(e)	Delete Clause 29.3(b)(iii) (Transfers by Lenders).

(f)
Amend Clause 29.10 (Register) to (i) clarify that the Facility Agent shall maintain the register solely as the agent of the Borrower by adding the words “, acting solely for this purpose as the agent of the Borrower” before “shall maintain at its address” and (ii) add the following to such Clause:

“Without limitation of any other provision of this Clause 29, no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.”

17.	Additional Facilities:

(a)	Delete Clause 2.3(c) (Additional Facilities) and replace it with the following:
“Each Lender under an Additional Facility shall become a party to this Agreement and be entitled to share in the Security in accordance with the terms of the Intercreditor Agreement and the Security Documents pari passu with the Lenders under the other Facilities provided that UPC Broadband and the relevant Lenders may agree that an Additional Facility shares in the Security on a junior basis to the other Facilities or shall not be entitled to share in the Security either in accordance with the terms of the Intercreditor Agreement or pursuant to ancillary intercreditor arrangements.”

(b)	Amend the Additional Facilities Cap as defined in Clause 2.3(g) (Additional Facilities) such that:

(i)
it includes an additional limb for the aggregate amount of any voluntary prepayments of Term Facility Advances that are secured on a pari passu basis with the other Facilities or Advances under Revolving Facilities (to the extent accompanied by a corresponding permanent cancellation of the relevant Revolving Facility Commitments) to the extent the relevant prepayment or cancellation is not funded or effected with any long-term Financial Indebtedness (including Financial Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced with long-term Financial Indebtedness); and

(ii)
UPC Broadband shall have the ability to classify such amounts of Financial Indebtedness on the date of their incurrence and shall only be required to include the amount and type of such Financial Indebtedness in one of such sub-paragraphs and will be permitted on the date of such incurrence to divide and classify an item of such Financial Indebtedness in more than one of the types of Financial Indebtedness described in such paragraphs, and, from time to time, may reclassify all or a portion of such Financial Indebtedness, in any manner.

18.	Right of prepayment and cancellation in relation to a single Lender: delete Clause 10.7(c) and replace it with the following:
“UPC Broadband may only exercise its rights under paragraphs (a)(i) and (a)(ii) above, if the circumstance giving rise to the requirement or indemnification continues.”

19.	EBITDA: amend sub-paragraph (j) of the definition of EBITDA by adding the words “principles or” before “policies”.

20.	Credit Facility Excluded Amount: amend the definition of Credit Facility Excluded Amount by deleting “€350,000,000” and replace it with “€400,000,000”.

21.
Permitted Loans: Amend the Permitted Loan referred to at paragraph 16 of Schedule 8 (Fifth Amendments, Waivers, Consents and Other Modifications) to delete the reference to “€25,000,000” and to replace it with “€75,000,000”.

22.	Permitted Security Interests: amend limb (oo) of the definition of “Permitted Security Interest” to delete “€250,000,000” and to replace it with ‘”€300,000,000”.

23.	Margin Stock: delete Clause 18.19 (Margin Stock) and add a new undertaking at Clause 19 (Undertakings) as set out below together with the following definition of “Margin Stock”:
[19.32     Margin Stock]
No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used for any purpose that violates Regulation U.
“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

24.
Additional Obligors – Amend the Credit Agreement to provide that any Affiliate of UPC Broadband may accede to the Credit Agreement as a Guarantor in accordance with Clause 29.8 (Additional Obligors) (provided that Security has been granted (in form and substance satisfactory, to the Facility Agent (acting reasonably)) in favour of the Security Agent over 100% of such Affiliate’s shares and all of the rights in relation to loans from any member of the Wider Group (other than such Affiliate and its Subsidiaries or any member of the Borrower Group) to such Affiliate and its Subsidiaries) and that such Affiliate shall be a member of the Borrower Group.

SIGNATORIES
Facility Agent and Security Agent
THE BANK OF NOVA SCOTIA as Facility Agent
By: Authorized Signatory (Director)
By: Authorized Signatory (Managing Director)
THE BANK OF NOVA SCOTIA as Security Agent
By: Authorized Signatory (Director)
By: Authorized Signatory (Managing Director)

Signature page to Additional Facility AQ Accession Agreement

SIGNATORIES
Additional Facility AQ Lender
UPCB FINANCE VII LIMITED
By: Authorized Signatory
Name: Authorized Signatory
Title: Director

Signature page to Additional Facility AQ Accession Agreement

SIGNATORIES
UPC BROADBAND HOLDING B.V.
By: Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory
By: Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

Signature page to Additional Facility AQ Accession Agreement

UPC FINANCING PARTNERSHIP
By: Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory
By: Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

Signature page to Additional Facility AQ Accession Agreement